Exhibit 99.4
CONSENT OF JOHNSON RICE & COMPANY L.L.C.
     We hereby consent to the inclusion of our opinion letter, dated June 1, 2008 as Annex C to, and to the reference to such opinion and our name in the Joint Proxy Statement/Prospectus relating to the proposed merger involving Bronco Drilling Company, Inc. and Allis Chalmers Energy Inc., which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4, as amended, of Allis Chalmers Energy Inc. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Johnson Rice & Company L.L.C.
By:	/s/ JOSHUA C. CUMMINGS
Joshua C. Cummings
Equity Member

June 6, 2008